TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.13

To:           The Royal Bank of Scotland plc
Level 5, 135 Bishopsgate
London EC2M 3UR
(as Lender)

31 December 2009

Dear Sirs

Facility Agreement dated 29 March 2007 as amended by a supplemental agreement dated 27 March 2009 (the “Supplemental Agreement”) made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Borrowers and The Royal Bank of Scotland plc as Lender relating to a guarantee facility of US$84,000,000 (together the “Facility Agreement”)

We write to confirm that the Covenant Waiver Period as defined in the Supplemental Agreement and the temporary amendments to the Facility Agreement applicable during the Covenant Waiver Period shall be extended and continue to apply until 00:00 hours on 1 April 2010 (New York time) subject to the following:-

1	receipt by us of a (non-refundable) amendment fee of $70,000 on or before 5 January 2010;

2	receipt by us of a copy of this Letter duly acknowledged by you and the Guarantor confirming your agreement and the Corporate Guarantor’s agreement to the terms of this Letter.

For the avoidance of doubt, if the fee to be paid pursuant to paragraph 1 above is not received by us on the specified date, the Covenant Waiver Period shall automatically expire.

We also agree that during such extension of the Covenant Waiver Period there shall be a meeting between all banks with outstanding commitments to the Corporate Guarantor or companies within the group and the Corporate Guarantor on or before 31 January 2010 to discuss future strategy.

Upon signing of this letter the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended so that the amount of $40,000,000 referred to in the amended Minimum Cash Liquidity covenant (set out in the Schedule  of the Supplemental Agreement) shall be reduced to $25,000,000 during the extension of the Covenant Waiver Period.

With effect from 1 April 2010 the temporary amendments to the Facility Agreement described in the Supplemental Agreement and as amended above shall cease to apply.

The Corporate Guarantor, by signature of this Letter, confirms its approval to the amendments to the Loan Agreement set out herein and confirms that the Corporate Guarantee shall remain in full force and effect.

Other than as set out in this Letter, the provisions of the Facility Agreement shall remain unchanged and in full force and effect.

The provisions of Clause 25 (Law and Jurisdiction) of the Facility Agreement shall apply to this Letter as if set out in full but so that references to “this Agreement” are amended to read “this Letter”.  All remaining provisions of the Facility Agreement and the Finance Documents shall remain in full force and effect.

Yours faithfully

/s/ Keith Krut	/s/ Keith Krut
duly authorised for	duly authorised for
Argyle Maritime Corp.	Caton Maritime Corp.
Per: Keith Krut	Per: Keith Krut
Attorney-in-Fact	Attorney-in-Fact

/s/ Keith Krut	/s/ Keith Krut
duly authorised for	duly authorised for
Dorchester Maritime Corp.	Longwoods Maritime Corp.
Per: Keith Krut	Per: Keith Krut
Attorney-in-Fact	Attorney-in-Fact

/s/ Keith Krut	/s/ Keith Krut
duly authorised for	duly authorised for
McHenry Maritime Corp.	Sunswyck Maritime Corp.
Per: Keith Krut	Per: Keith Krut
Attorney-in-Fact	Attorney-in-Fact

Accepted and agreed this 31st day of December 2009 by:

/s/ G A Daves
duly authorised for
THE ROYAL BANK OF SCOTLAND PLC
as Lender

_________________________________

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Corporate Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Facility Agreement.

/s/ Keith Krut
TBS INTERNATIONAL LIMITED
(as Guarantor)
Per: Keith Krut
Attorney-in-Fact